As filed with the Securities and Exchange Commission on March 9, 2004
Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEXUS TELOCATION SYSTEMS LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation	(I.R.S. Employer
or organization)	Identification No.)

1 Korazin Street
Givatayim 53583 Israel
972-3-572-3111
(Address of Registrant’s principal executive offices)

NEXUS TELOCATION SYSTEMS LTD. EMPLOYEE SHARE OPTION PLAN |(2003)
(full title of the plan)

Nexus America 1998, Inc.
1701 W. Northwest Highway
Grapevine, Texas 76051
(817) 329 8066
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

Copies to:

Orly Tzioni, Adv	Steven J. Glusband, Esq.
Yigal Arnon & Co.	Carter, Ledyard & Milburn
1 Azrieli Center	2, Wall Street
Tel Aviv 67021, Israel	New York, NY 10005
(972-3) 608-7777	(212) 732-3200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Ordinary Shares	15,000,000	$0.044	$660,000	$84.00

[1]	In addition, in accordance with Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of shares as may become subject to options under the Nexus Telocation Systemss Ltd. Employee Share Option Plan (2003) as a result of the adjustment provisions therein.

[2]	The registration fee for Ordinary Shares which may be purchased upon exercise of outstanding options under the plan was calculated pursuant to Rule 457 (h) and pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by .0001267.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Nexus Telocation Systems Ltd. Employee Share Option Plan (2003)(the “Plan”) as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Information by Reference

        The SEC allows us to “incorporate by reference” the information that we file with it. The following documents filed by Nexus Telocation Systems Ltd. (the “Registrant”) are incorporated by reference in this registration statement.

    (a)        Registrant’s Annual Report on Form 20-F for the year ended December 31, 2002 (the “Annual Report”) filed on June 30, 2003, including any amendment or report subsequently filed by the Registrant for the purpose of updating the information contained therein.

    (b)        All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since June 30, 2003 including our Reports of Foreign Private Issuers on Form 6-K filed on

Month	Filing Date
February 2003	February 14, 2003
February 24, 2003
March 2003	March 14, 2003
April 2003	April 10, 2003
April 16, 2003
June 2003	June 24, 2003
September 2003	September 3, 2003
January 2004	January 15, 2004
February 2004	February 26, 2004

    (c)        The description of the Ordinary Shares contained in the Registrant’s registration statement on Form F-1, File No. 33-76576, and incorporated herein by reference.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        Not required, inasmuch as the Registrant’s Ordinary Shares are registered under Section 12(g) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

      Not applicable.

Item 6. Indemnification of Directors and Officers

        Under the Israeli Companies Law 5759-1999 (the “Law”) a company’s articles of association may provide that (i) the Company may insure an Office Holder (as defined below) for the breach of his duty of care or fiduciary duty to the extent he acted in good faith and had reasonable grounds to believe that the act would not cause the Company any harm, as well as for monetary liabilities imposed on him as a result of an act or omission he committed in connection with his serving as an Office Holder of the Company and (ii) the Company may indemnify an Office Holder in connection with his service, in such capacity, for monetary liability imposed on him pursuant to a judgment, including a settlement or arbitration decision approved by a court, in an action brought against him by a third party as well as for reasonable legal expenses, including advocates’ fees incurred in an action brought against him by or on behalf of the Company or others, or as a result of a criminal charge of which he was acquitted, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent.

        These provisions are specifically limited in their scope by the Law, which provides that a company may not indemnify an Office Holder or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of the following: (a) a breach by the Office Holder of his fiduciary duty unless he acted in good faith and had a reasonable basis to believe that the act would not prejudice the company, (b) a breach by the Office Holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences, (c) any act or omission done with the intent to derive an illegal personal benefit or (d) any fine levied against the Office Holder as a result of a criminal offense.

        Office Holder is defined in the Law as a “Director, General Manager, Chief Business Manager, Deputy General Manager, Vice General Manager, any person who holds a said position in the company, even if he has a different title, and also any other manager who is directly answerable to the General Manager.”

        Article 122 of the Articles of Association of the Registrant provides as follows:

(a)	The Company is authorized to procure directors’ and officers’ liability insurance for the following:

(1)	Breach of Duty of Care, by any director or officer, towards the Company or any other person;

(2)	Breach of Duty of Loyalty by any director or officer, towards the Company, and only in the event that such director or officer acted in good faith and had a reasonable basis to assume that the action would not injure the Company;

(3)	Monetary obligation placed on any director or officer for the benefit of a third party in connection with his duties as director or officer of the Company.

(b)	The Company is authorized to indemnify its directors and officers for the following:

(1)	Monetary obligation placed on any director or officer for the benefit of a third party by judgment, including any settlement with the force of a judgment and the decision of an arbitrator certified by the court in connection with the duties of the directors or officers of the Company;

(2)	Reasonable litigation expenses, including legal fees paid for by the director and/or officer or which he is obligated to pay by court order for a proceeding brought against him by the Company, on its behalf or by a third party, or for a criminal proceeding in which he is adjudged innocent and all in connection with his duty as director and/or officer of the Company.

        We currently maintain a Directors and Officers liability insurance policy with a per claim aggregate coverage limit of $3,000,000, including legal costs.

        Reference is made to Item 9(C) of this Registration Statement for additional information regarding indemnification of directors and officers.

Item 7. Exemption from Registration Claimed

      Not applicable.

Item 8. Exhibits

4.2	Form of Employee Share Option Purchase Agreement (2003).

4.3	Nexus Telocation Systems Ltd. Employee Share Option Plan (2003)

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of Yigal Arnon & Co. (included in the opinion of Yigal Arnon & Co. filed as Exhibit 5.1 herein).

23.2	Consent of Kost Forer Gabbay & Kasierer C.P.A. (formerly Kost, Forer & Gabbay).

Item 9. Undertakings

(A)     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum approximate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Givatayim, State of Israel, on the 25th day of February, 2004.

NEXUS TELOCATION SYSTEMS LTD. BY: /S/ Yossi Ben Shalom —————————————— Yossi Ben Shalom, Chairman of the Board of Directors

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yossi Ben Shalom and Arik Avni and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of Nexus Telocation Systems Limited, any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/Yossi Ben Shalom	Chairman of the Board of	February 25 2004
Yossi Ben Shalom	Directors

/s/ Arik Avni	President and Chief Executive	February 25 2004
Arik Avni	Officer

/s/ Ronen Stein	Chief Financial Officer	February 25 2004
Ronen Stein

/s/ Barak Dotan	Director	February 25 2004
Barak Dotan

/s/ Ken Lalo	Director	February 25 2004
Ken Lalo

/s/ Yoel Rosenthal	Director	February 25 2004
Yoel Rosenthal

/s/ Alicia Rotbard	Independent Director	February 25 2004
Alicia Rotbard

/s/ Ben Ami Gov	Independent Director	February 25 2004
Ben Ami Gov

Exhibit 4.2

NEXUS TELOCATION SYSTEMS
EMPLOYEE SHARE OPTION PLAN (2003)

OPTION AGREEMENT

FOR OPTIONS GRANTED UNDER SECTION 102(b)(2)

OF THE ISRAELI INCOME TAX ORDINANCE

TO EMPLOYEES, OFFICERS OR DIRECTORS

AS 102 CAPITAL GAINS TRACK OPTIONS

        Unless otherwise defined herein, capitalized terms used in this Option Agreement shall have the same meanings as ascribed to them in the Nexus Telocation Systems Employee Share Option Plan (2003) , (the “Plan”).

        This Share Option Agreement (the “Agreement”) includes the Notice of Share Option Grant attached hereto as Exhibit A (the “Notice of Share Option Grant”), which is incorporated herein by reference and is made and entered into as of the Date of Grant shown in the Notice of Share Option Grant by and between Nexus Telocation Systems Ltd. (the “Company”) and the Optionee named in the Notice of Share Option Grant (the “Optionee”). Capitalized terms not defined in this Agreement have the meaning ascribed to them in the Plan.

1.     GRANT OF OPTIONS.

        The Board of Directors of the Company hereby grants to the Optionee, options (the “Options”) to purchase the number of Shares set forth in the Notice of Share Option Grant, at the exercise price per Share set forth in the Notice of Share Option Grant (the “Exercise Price”), and subject to the terms and conditions of Section 102(b)(2) of the Income Tax Ordinance (New Version) — 1961, the Plan, which is incorporated herein by reference, and the Trust Agreement, entered into between the Company and Investec Trust Company (Israel) Ltd. (the “Trustee”). The Options are granted as 102 Capital Gains Track Options. In the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail. However, the Notice of Share Option Grant in Exhibit A, to this Agreement sets out specific terms for the Optionee hereunder, and will prevail over more general terms in the Plan, if any, or in the event of a conflict between this Agreement and the Plan.

2.     ISSUANCE OF OPTIONS.

        2.1 The Options will be registered in the Company’s records in the name of the Trustee as required by law to qualify under Section 102. Optionee shall comply with the Ordinance, the Rules, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee.

         2.2 The Trustee will hold the Options or the Shares to be issued upon exercise of the Options for the Required Holding Period, as set forth in the Plan. The Required Holding Period for 102 Capital Gains Track Options pursuant to the provisions of the Ordinance is twenty-four (24) months from the end of the tax year during which the Options are granted.

        2.3 The Optionee hereby undertakes to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, or any Option or Share granted to him thereunder.

        2.4 The Optionee hereby confirms that he shall execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the Ordinance and particularly the Rules.

3.     NON-TRANSFERABILITY OF OPTIONS AND SHARES.

        3.1 Non-Transferability of Options. The Options may not be transferred in any manner other than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee, by the Optionee only. The transfer of the Options is further limited as set forth in the Plan.

        3.2 Non-Transferability of Shares. The transfer of the Shares to be issued upon exercise of the Options is limited as set forth in the Plan and in Section 6 below.

4.     PERIOD OF EXERCISE.

        4.1 Term of Options. The Options may be exercised in whole or in part once they have vested at any time during the period set forth in the Notice of Share Option Grant. The Date of Grant, the dates at which the Options vest and the dates at which they are exercisable are set out in the Notice of Grant.

        4.2 Termination of Options. Options shall terminate as set forth in the Plan and this Option Agreement.

        4.3 Release of Options from Trust. Upon the end of the Required Holding Period, the Optionee shall be entitled to (i) receive from the Trustee all Options which have vested, (ii) exercise the Options and (iii) sell the Shares thereby obtained subject to the other terms and conditions of this Agreement and the Plan, including in particular provisions relating to the payment of tax, as set out in Section 7 below.

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5.     EXERCISE OF OPTION AWARD.

        5.1 The Options, or any part thereof, shall be exercisable by the Optionee’s signing and returning to the Company at its principal office (and to the Trustee, where applicable), a “Notice of Exercise” in the form attached hereto as Exhibit B, or in such other form as the Company and/or the Trustee may from time to time prescribe, together with payment of the aggregate Purchase Price in accordance with the provisions of the Plan.

        5.2 In order to issue Shares upon the exercise of any of the Options, the Optionee hereby agrees to sign any and all documents required by law and/or the Company’s Certificate of Incorporation and/or Bylaws and/or the Trustee.

        5.3 After a Notice of Exercise has been delivered to the Company it may not be rescinded or revised by the Optionee.

        5.4 The Company will notify the Trustee of any exercise of Options as set forth in the Notice of Exercise. If such notification is delivered during the Required Holding Period, the Shares issued upon the exercise of the Options shall be issued in the name of the Trustee, and held in trust on the Optionee’s behalf by the Trustee. In the event that such notification is delivered after the end of the Required Holding Period, the Shares issued upon the exercise of the Options shall, at the election of the Optionee, either (i) be issued in the name of the Trustee, or (ii) be transferred to the Optionee directly, provided that the Optionee first complies with the provisions of Section 7 below. In the event that the Optionee elects to have the Shares transferred to the Optionee without selling such Shares, the Optionee shall become liable to pay taxes immediately at the rate prescribed by law.

6.     MARKET STAND-OFF.

        In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act,, the Optionee or any person to whom the Optionee has directly or indirectly transferred any Share acquired under this Agreement (a “Transferee”) shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Agreement without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed 180 days. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares acquired under this Agreement until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section 6.

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7.     TAXES.

        7.1 Any tax consequences arising from the grant or exercise of any Options or from the payment for Shares covered thereby or from any other event or act (whether of the Optionee or of the Company or its Affiliates) hereunder, shall be borne solely by the Optionee. Furthermore, such Optionee shall agree to indemnify the Company or its Affiliate that employs the Optionee and the Trustee, if applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee. Except as otherwise required by law, the Company shall not be obligated to exercise any Options on behalf of an Optionee until all tax consequences arising from the exercise of such Options are resolved in a manner reasonably acceptable to the Company. The Company or any of its Affiliates and the Trustee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Options granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an Optionee, and/or (ii) requiring an Optionee to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares. In addition, the Optionee will be required to pay any amount which exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable Israeli tax regulations.

        7.2 THE OPTIONEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OFRECEIVING
OR EXERCISING THE OPTIONS.

8.     UNITED STATES SECURITIES LAWS

        8.1. Legends. Optionee understands and agrees that the Company may cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state, federal or foreign securities laws:

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        THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR REGISTERED OR QUALIFIED UNDER THE APPLICABLE SECURITIES LAWS OF ANY OTHER STATE OR FOREIGN JURISDICTION AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR QUALIFIED OR REGISTERED UNDER SUCH APPLICABLE SECURITIES LAWS OF SUCH OTHER JURISDICTIONS, OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH AN EXEMPTION UNDER REGULATION S OF THE ACT, ANOTHER EXEMPTION UNDER THE ACT OR ANY SUCH APPLICABLE SECURITIES LAWS OF SUCH OTHER JURISDICTIONS. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

        8.2 Exercise Notice. At the time this Option is exercised, Optionee (or such other individual who is entitled to exercise this Option), if required by the Company, concurrently with the exercise of all or any portion of this Option, shall deliver an Exercise Notice in the form attached hereto as Exhibit B, or in such other form as the Company and/or the Trustee may from time to time prescribe, and shall make the representations and warranties set forth in such Exercise Notice.

9.     MISCELLANEOUS.

        9.1 Continuance of Employment. Optionee acknowledges and agrees that the vesting of shares pursuant to the vesting schedule hereof is earned only by continuing as an employee, director or officer (“Service Provider”) at the will of the Company (or its Affiliate) (not through the act of being hired, being granted this Option or acquiring Shares hereunder). Optionee further acknowledges and agrees that in the event that Optionee ceases to be a Service Provider, the unvested portion of his Options shall not vest and shall not become exercisable.

        Optionee further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, shall not interfere in any way with Optionee’s right or the right of the Company or its Affiliate to terminate Optionee’s relationship as a Service Provider at any time, with or without cause, and shall not constitute an express or implied promise or obligation of the Company to grant additional Options to Optionee in the future.

        9.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of law.

        9.3 Entire Agreement. This Agreement, together with the Notice of Share Option Grant, the Plan and the Trust Agreement, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, the Notice of Share Option Grant or the Plan.

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        9.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “successors and assigns” as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

By the signature of the Optionee and the signature of the Company’s representative below, Optionee and the Company agree that the Options are granted under and governed by (i) this Option Agreement, (ii) the Plan, a copy of which has been provided to Optionee or made available for his review, (iii) Section 102(b)(2) of the Income Tax Ordinance (New Version) – 1961 and the Rules promulgated in connection therewith, and (iv) the Trust Agreement, a copy of which has been provided to Optionee or made available for his review. Furthermore, by Optionee’s signature below, Optionee agrees that the Options will be issued to the Trustee to hold on Optionee’s behalf, pursuant to the terms of the Ordinance, the Rules and the Trust Agreement.

In addition, by his signature below, Optionee confirms that he is familiar with the terms and provisions of Section 102 of the Ordinance, particularly the Capital Gains Track described in subsection (b)(2) thereof, and agrees that he will not require the Trustee to release the Options or Shares to him, or to sell the Options or Shares to a third party, during the Restricted Holding Period, unless permitted to do so by applicable law.

        IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed by its duly authorized officer and the Optionee has executed this Option Agreement as of the Date of Grant.

NEXUS TELOCATION SYSTEMS LTD		OPTIONEE

By:	_________________
Name:	_________________
Title:	_________________	_________________

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EXHIBIT A

NOTICE OF SHARE OPTION GRANT

«name» __________________ __________________

        The undersigned Optionee has been granted an Option to purchase Ordinary Shares of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Date of Grant	«grantdate»
Vesting Commencement Date	N/A
Exercise Price per Share	$«shareprice»
Total Number of Shares Granted	«shares»
Total Exercise Price	$«totalprice»
Term/Expiration Date	«expiration»

        Vesting Schedule:

        This Option shall be immediately exercisable, in whole or in part.

        Term/Expiration Date:

        The Expiration Date of the Option shall be five (5) years from the Date of Grant, subject to the terms and conditions of the Plan and the Option Agreement.

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EXHIBIT B

NEXUS TELOCATION SYSTEMS
EMPLOYEE SHARE OPTION PLAN (2003)

_______________ _______________ _______________ Attention: ________________

1.    Exercise of Option. Effective as of today, ___________, ____ [date], the undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase _________ shares of the Common Stock (the “Shares” or the “Securities”) of ______ (the “Company”) under and pursuant to the Nexus Telocation Systems Employee Share Option Plan (2003) (the “Plan”) and the Option Agreement dated «grantdate» (the “Option Agreement”).

2.    Delivery of Payment. Optionee herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement.

3.    Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions. Optionee represents and warrants to the Company as follows:

    (a)        Securities Act of 1933. Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Optionee is acquiring these Securities for investment for Optionee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

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    (b)        Restricted Securities. Optionee acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Optionee’s investment intent as expressed herein. In this connection, Optionee understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Optionee’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future. Optionee further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Optionee further acknowledges and understands that the Company is under no obligation to register the Securities. Optionee understands that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company, and any other legend required under applicable state or foreign securities laws.

    (c)        Securities Exchange Act of 1934. Optionee is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to the Optionee, the exercise will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), then ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including: (1) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Exchange Act); and (2) in the case of an affiliate, (A) the availability of certain public information about the Company, (B) the amount of Securities being sold during any three month period not exceeding the limitations specified in Rule 144(e), and (C) the timely filing of a Form 144, if applicable.

        In the event that the Company does not qualify under Rule 701 at the time of grant of the Option, or does so qualify but does not become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which contains various requirements concerning the holding periods of the securities, the number of securities that can be sold by the Optionee over certain periods of time and the status of the Optionee as an affiliate of the Company.

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    (d)        Exemption from Registration. Optionee further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Optionee understands that no assurances can be given that any such other registration exemption will be available in such event.

    (e)        Regulation S. Optionee is not a “U.S. Person” as defined by Rule 902 of Regulation S promulgated under the Securities Act. At the time of grant and exercise of the Option, the Optionee was and is outside the United States. The Optionee is acquiring the Shares for his, her or its own account, for investment purposes and not with a view towards, or for sale in connection with, any distribution of such securities. All subsequent offers and sales of the Shares will be made (i) outside the United States in compliance with Rule 903 or Rule 904 of Regulation S, (ii) pursuant to registration of the Shares under the Securities Act, or (iii) pursuant to an exemption from such registration. Optionee will not engage in hedging transactions with regard to the Shares prior to the expiration of the distribution compliance period specified in Rule 903 of Regulation S, unless in compliance with the Securities Act.

4.     Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Shares shall be issued to the Optionee as soon as practicable after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 11 of the Plan.

5.     Company’s Right of First Refusal. Before any Shares held by Optionee or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in the Option Agreement or Plan.

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6.     TAX CONSEQUENCES.

    (A)        OPTIONEE UNDERSTANDS THAT OPTIONEE MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF OPTIONEE’S PURCHASE OR DISPOSITION OF THE SHARES. OPTIONEE REPRESENTS THAT OPTIONEE HAS BEEN ADVISED BY THE COMPANY TO CONSULT WITH HIS OR HER PERSONAL TAX ADVISOR BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES UNDERLYING THIS OPTION. OPTIONEE HAS CONSULTED WITH ANY TAX CONSULTANTS OPTIONEE DEEMS ADVISABLE IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND OPTIONEE IS NOT RELYING ON THE COMPANY OR ANY PARENT OR SUBSIDIARY OF THE COMPANY FOR ANY TAX ADVICE.

    (b)        The Optionee agrees, understands and acknowledges that if the Optionee is an employee or a former employee, the Company is required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at this time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered concurrently with this Exercise Notice.

    (c)        Any tax consequences arising from the grant or exercise of this Option, from the payment for Shares or from any other event or act (of the Company, any Subsidiary or the Optionee) under the Plan, the Agreement or this Exercise Notice, shall be borne solely by the Optionee. The Optionee agrees to indemnify the Company and/or its subsidiaries and hold them harmless against and from any and all liability for any such tax or interest or penalty thereof, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

7.     Restrictive Legends and Stop-Transfer Orders.

    (a)        Legends. Optionee understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state, federal or foreign securities laws:

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        THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR REGISTERED OR QUALIFIED UNDER THE APPLICABLE SECURITIES LAWS OF ANY OTHER STATE OR FOREIGN JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR QUALIFIED OR REGISTERED UNDER SUCH APPLICABLE SECURITIES LAWS OF SUCH OTHER JURISDICTIONS, OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

        THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE EXERCISE NOTICE BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

    (b)        Stop-Transfer Notices. Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

    (c)        Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice or in violation of the Securities Act, or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8.     Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

9.     Stockholders Agreement. If required by the Company, Optionee has, concurrently with the delivery of this Exercise Notice, executed and delivered a stockholders or stockholders rights agreement (or similar type agreement) as may be required under the Plan and the Agreement.

10.     Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Optionee or by the Company forthwith to the Administrator which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

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11.     Governing Law; Severability. This Exercise Notice is governed by the internal substantive laws but not the choice of law rules, of the State of Israel.

12.     Optionee’s Acknowledgment. Optionee acknowledges receipt of a copy of the Plan or the opportunity to review the Plan, and represents that he or she is familiar with the terms and provisions thereof and of the Option Agreement, and hereby exercises this Option subject to all of the terms and provisions thereof and of the Option Agreement. Optionee has reviewed or has had an opportunity to review the Plan and the Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to exercising this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under the Plan, the Option Agreement or this Exercise Notice. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

13.     Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan, and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee.

Submitted by:		Accepted by:
OPTIONEE:		NEXUS TELOCATION SYSTEMS

Signature	By:
Title:
Print Name: «name»
Address: ________________		Date Received: _________

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EXHIBIT 4.3

NEXUS TELOCATION SYSTEMS

EMPLOYEE SHARE OPTION PLAN (2003)

1.	NAME AND PURPOSE.

        1.1 This plan, as amended from time to time, shall be known as the Nexus Telocation Systems Employee Share Option Plan (2003)(the “Plan”).

        1.2 The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants (collectively, “Service Providers”) of Nexus Telocation Systems Ltd. (the “Company”) and its affiliates and subsidiaries, if any, and to promote the Company’s business by providing such individuals with opportunities to receive options (“Options”) to purchase Ordinary Shares, nominal value NIS 0.03 per share, of the Company (“Shares”) pursuant to the Plan. Options granted pursuant to this Plan may be granted (a) pursuant to Section 102 (“Section 102”) of the Income Tax Ordinance (New Version) 1961 (the “Ordinance”) as amended from time to time and, most recently, by the Law Amending the Income Tax Ordinance (Number 132) 2002 (as amended, the “Ordinance”) and the regulations, rules, orders or procedures promulgated thereunder, including the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5763-2003 (the “Rules”) by the Income Tax Authorities and shall be held for the benefit of the Optionees and, (b) pursuant to Section 3(i) of the Ordinance

        1.3 In the event that Options shall be granted under this Plan to Service Providers in jurisdictions other than Israel, or Options are granted to Service Providers who are not deemed to be residents of Israel for purposes of taxation, specific terms and conditions for such grants shall be set forth in an appendix to this Plan, approved by the Board of Directors of the Company.

2.	TYPES OF OPTIONS AND SECTION 102 ELECTION

        2.1 Options granted pursuant to Section 102 of the Ordinance shall be granted pursuant to either (a) Section 102(b)(2) thereof as capital gains track options, pursuant to which income resulting from the sale of Shares derived from such Options is taxed as a capital gain (“102 Capital Gains Track Options”), or (b) Section 102(b)(1) thereof as ordinary income track options, pursuant to which income resulting from the sale of Shares derived from such Options is taxed as ordinary income (“102 Ordinary Income Track Options”; together with 102 Capital Gains Track Options, “102 Trustee Options”). The Company may grant only one type of 102 Trustee Option at any given time pursuant to this Plan, and shall file an election with the Israeli Tax Authorities regarding the type of 102 Trustee Option it chooses to grant (the “Election”). Once the Company has filed such Election, it may change the type of 102 Trustee Option that it chooses to grant only after the passage of at least 12 months from the end of the year in which the first grant was made in accordance with the previous Election. Until the Election is changed, all 102 Trustee Options shall be issued either as 102 Capital Gain Stock Options or as 102 Ordinary Income Stock Options in accordance with the Election. For the avoidance of doubt, such Election shall not prevent the Company from granting Options, pursuant to Section 102(c) of the Ordinance without a trustee (“102 Non-Trustee Options”).

        2.2 Options that do not contain such terms as will qualify them for the special tax treatment under Section 102 will be granted pursuant to Section 3(i) of the Ordinance, and are referred to herein as “3(i) Options”.

3.	ADMINISTRATION.

        3.1 The Plan will be administered by the Board of Directors of the Company. The Board of Directors may, in its discretion, appoint and maintain a Share Option Advisory Committee (the “Committee”) to administer the Plan, to the extent permissible under applicable law, as the same may be amended from time to time. The Committee will consist of such number of Directors of the Company (not less than two (2) in number), as may be determined from time to time by the Board of Directors. The Board of Directors shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee, and shall fill vacancies in the Committee however caused.

        3.2 The Committee, if appointed, shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions at a meeting of the Committee at which a majority of its members are present or acts approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.

        3.3 Subject to the general terms and conditions of this Plan, the Board of Directors shall have full authority in its discretion, from time to time and at any time, to determine (i) the persons to whom Options shall be granted (“Optionees”), (ii) the number of Shares to be covered by each Option, (iii) the time or times at which the same shall be granted, (iv) the schedule and conditions on which such Options may be exercised (“Terms of Vesting”) and on which such Shares shall be paid for, and (v) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan. The Board of Directors may, in its sole discretion, delegate some or all of the powers listed above to the Committee, to the extent permitted by the Israeli Companies Law 5759-1999 (the “Companies Law”), or other applicable law. The Board may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. Grants of Options shall be made pursuant to written notification to Optionees setting out the terms of the grant, as set forth in Subsection 7.2 below.

        3.4 In the event that the Board appoints a Committee, the Committee shall not be entitled to grant Options to the Optionees (unless permitted to do so by the Companies Law). However, in the event that the Committee is authorized to do so by the Board, it may issue Shares underlying Options which have been granted by the Board and duly exercised pursuant to the provisions hereof, in accordance with Section 112(a)(5) of the Companies Law.

        3.5 No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder. Subject to the Company’s decision and to all approvals legally required, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of stockholders or disinterested directors, insurance policy or otherwise.

        3.6 The interpretation and construction by the Board of Directors of any provision of the Plan or of any Option thereunder shall be final and conclusive. In the event that the Board appoints a Committee, the interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board of Directors.

4.	ELIGIBLE OPTIONEES.

        4.1 No Option may be granted pursuant to this Plan to any person serving as a member of the Committee or to any other Director of the Company at the time of the grant, unless such grant is approved in the manner prescribed for the approval of compensation of directors under Section 273 of the Companies Law.

        4.2 Subject to the limitation set forth in Sub-section 4.1 above and any restriction imposed by applicable law, Options may be granted to any officer, key employee or other employee of the Company, whether or not a director of the Company. The grant of an Option to an Optionee hereunder shall neither entitle such Optionee to participate, nor disqualify him from participating, in any other grant of Options pursuant to this Plan or any other share incentive or share option plan of the Company.

        4.3 102 Trustee Options may be granted to employees, officers and directors who are Israeli residents, provided that they are not “Controlling Shareholders” of the Company, as defined below (“Eligible 102 Optionees”). Eligible 102 Optionees may receive only 102 Trustee Grants or Non-Trustee Grants. Optionees who are not Eligible 102 Optionees may be granted only 3(1) Options under this Plan. Foreign Options (to the extent permitted by the relevant local laws) may be granted to all Service Providers. Each Option shall be designated in the Option Agreement as either (a) a 102 Trustee Option, (b) a 102 Non-Trustee Option, (c) a 3(i) Option, or (d) a Foreign Option under the laws of the relevant jurisdiction.

        A “Controlling Shareholder” as defined under Section 32(9) of the Ordinance, means an employee who prior to the grant or as a result of the exercise of any Option, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the Ordinance) (i) 10% of the outstanding shares of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profit” of the Company (as defined in the Ordinance), or (v) the right to appoint a director of the Company.

        4.4 No 102 Trustee Options may be granted until 30 days after the requisite filings required by the Ordinance and the Rules have been made with the ITA.

        4.5 The option agreement or documents evidencing the Options granted or Shares issued pursuant to this Plan shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Grant; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

5.	TERMS AND CONDITIONS OF 102 TRUSTEE OPTIONS

        5.1 Each 102 Capital Gains Track Option will be deemed granted on the date stated in a written notice by the Company, provided that on or before such date (i) the Company has provided such notice to the Trustee and (ii) the Optionee has signed all documents required pursuant to this Section 5.

        5.2 Each 102 Trustee Option granted to an Optionee and each certificate for Shares acquired pursuant to the exercise thereof shall be issued to and registered in the name of a Trustee and shall be held in trust for the benefit of the Optionee for the requisite period prescribed by the Ordinance and the Rules, or such other period as may be required by the Israeli tax Authority, during which Options granted or Shares issued by the Company must be held by the Trustee for the benefit of the person to whom they were granted or issued (the “Required Holding Period”). After termination of the Required Holding Period, the Trustee may release such 102 Capital Gains Track Option and any such shares, provided that (i) the Trustee has received an acknowledgment from the Israeli Income Tax Authority that the Optionee has paid any applicable tax due pursuant to the Ordinance or (ii) the Trustee and/or the Company or its Affiliate withholds any applicable tax due pursuant to the Ordinance. The Trustee shall not release any 102 Trustee Options or shares issued upon exercise of such Option to the full payment of the Optionee’s tax liabilities.

        5.3 Each 102 Trustee Option (whether a 102 Capital Gains Track Option or a 102 Regular Income Track Option, as applicable) shall be subject to the relevant terms of Section 102 and the Ordinance, which shall be deemed an integral part of the 102 Trustee Option and which shall prevail over any term contained in the Plan or Option Agreement which is not consistent therewith. Any provision of the Ordinance and any approvals by the Income Tax Commissioner not expressly specified in this Plan or Option Agreement which are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Optionee. The Trustee and the Optionee granted a 102 Trustee Option shall comply with the Ordinance and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the Ordinance specifically includes compliance with the Rules. Further, the Optionee agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the Ordinance and, particularly, the Rules.

        5.4 During the Required Holding Period, the Optionee shall not require the Trustee to release or sell the Options or Shares and other shares received subsequently following any realization of rights derived from Shares or Options (including stock dividends) to the Optionee or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) payment has been rendered to the tax authorities of all taxes required to be paid upon the release and transfer of the shares, and confirmation of such payment has been received by the Trustee and (ii) the Trustee has received written confirmation from the Company that all requirement for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, the Option Agreement and any applicable law. To avoid doubt such sale or release during the Restricted Holding Period will result in different tax ramifications under Section 102 of the Ordinance and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Optionee.

        5.5 In the event a stock dividend is declared on Shares which derive from Options granted as 102 Trustee Options, such dividend shall also be subject to the provisions of this Section 5 and the Required Holding Period for such dividend shares shall be measured from the commencement of the Required Holding Period for the Options or Shares with respect to which the dividend was declares.

        5.6 If an option granted as a 102 Trustee Option is exercised during the Required Holding Period, the Shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Optionee. If such an Option is exercised after the Required Holding Period ends, the Shares issued upon such exercise shall, at the election of the Optionee, either (i) be issued in the name of the Trustee, or (ii) be transferred to the Optionee directly, provided that the Optionee first complies with all applicable provisions of the Plan.

5A.	GRANTS MADE UNDER SECTION 3(I) OF THE ORDINANCE

The Board of Directors may choose to deposit 3(i) Options with a trustee. In such event, the trustee shall hold such Options in trust, until exercised by the Optionee, pursuant to the Company’s instructions from time to time as set forth in a trust agreement which will be entered into between the Company and the trustee. If determined by the Board of Directors, the trustee shall be responsible for withholding any taxes to which an Optionee may become liable upon the exercise of Options.

6.	RESERVED SHARES.

        The Company has reserved fifteen million (15,000,000) authorized but unissued Ordinary Shares, nominal value NIS 0.03 per share, of the Company for purposes of this Plan and any other employee option plans which may hereafter be adopted by the Company, subject to adjustment as provided in Section 11 hereof. The number of Shares reserved hereunder may be increased by the Company from time to time. Any Shares under the Plan, in respect of which the right hereunder of an Optionee to purchase the same shall for any reason terminate, expire or otherwise cease to exist, shall again be available for grant through Options under the Plan. Any Shares which remain unissued and which are not subject to Options at the termination of the Plan shall cease to be reserved for purposes of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

7.	OPTION AGREEMENT.

        7.1 The Board of Directors in its discretion may award to Optionees Options to purchase Shares in the Company available under the Plan . The Board of Directors shall specify whether the Option is granted pursuant to Section 102, Section 3(i), or the laws of a jurisdiction other than Israel, in the written instrument pursuant to which the Option is granted (the “Option Agreement”). Options may be granted at any time after this Plan has been approved by the Board of Directors of the Company and submitted to the Income Tax Authority (or prior to this Plan being so approved, provided that the grant of such Options is made subject to such approvals) and the Shares reserved for the Plan have been effectively created. The date of grant of each Option shall be the date specified by the Board of Directors at the time such award is made.

        7.2 The Option Agreement shall state, inter alia, the number of Shares covered thereby, pursuant to which Section of the Ordinance it is granted, the dates when it may be exercised (subject to Subsection 10 hereof), the exercise price, the schedule on which such Shares may be paid for and such other terms and conditions as the Board of Directors in its discretion may prescribe, provided that they are consistent with this Plan.

8.	OPTION PRICES.

        8.1 The exercise price for each share to be issued upon exercise of an Option shall be such price as is determined by the Board in its discretion, provided that the price per Share is not less than the nominal value of each Share.

9.	EXERCISE OF OPTION.

        9.1 Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of this Plan.

        9.2 An Option, or any part thereof, shall be exercisable by the Optionee’s signing and returning to the Company at its principal office (and to the Trustee, where applicable), a “Notice of Exercise” in such form and substance as may be prescribed by the Board of Directors from time to time, together with full payment for the Shares underlying such Option.

        9.3 Each payment for Shares under an Option shall be in respect of a whole number of Shares, shall be effected in cash or by check payable to the order of the Company, or such other method of payment acceptable to the Company as determined by the Board of Directors, and shall be accompanied by a notice stating the number of Shares being paid for thereby.

        9.4 Until the Shares are issued (as evidenced by the appropriate entry in the Share Register of the Company or of a duly authorized transfer agent of the Company) no right to vote or right to receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right the record date for which is prior to the date the Shares are issued, except as provided in Section 11 of the Plan.

        9.5 If the Company’s Shares are publicly traded, payment for the Shares underlying an Option may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of the exercise price (or the relevant portion thereof, as applicable) and any withholding taxes.

10.	TERMINATION OF RELATIONSHIP AS SERVICE PROVIDER.

        10.1 Effect of Termination; Exercise After Termination. If an Optionee ceases to be a Service Provider, such Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement or this Plan, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. In the absence of a specified time in the Option Agreement, then:

        (a) in the event that Optionee ceases to be a Service Provider for any reason , including death or Disability (as hereinafter defined), except for termination for Cause (as hereinafter defined), the Option shall remain exercisable for the Extended Exercise Period (as defined in subsection (d) below). For the purposes of this Plan, “Disability” means the inability of the Optionee, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Optionee’s position with the Company because of the sickness or injury of the Optionee;

        (b) in the event that Optionee ceases to be a Service Provider for Cause, the Option shall terminate immediately upon the date of such termination for Cause such that the unvested portion of the Option will not vest, and the vested portion of the Option shall no longer be exercisable. The term “Cause” shall mean (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) repeated and unreasonable refusal to carry out a reasonable directive of the Company or of Optionee’s supervisor which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its affiliates; (iv) any breach of the Optionee’s fiduciary duties or duties of care towards the Company; including, without limitation, disclosure of confidential information of the Company or breach of any obligation not to compete with the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board of Directors to be materially detrimental to the Company;

        (c) in the event that an Optionee dies while a Service Provider, the Option shall remain exercisable by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance for six (6) months following the Optionee’s date of death.

        (d) The “Extended Exercise Period” shall mean the later of:

(i)	thirty (30) days from the date of the conclusion of the applicable Required Holding Period;

(ii)	thirty (30) days from the date of conclusion of an applicable Market Standoff Period as defined, in Section 20 below; or

(iii)	six (6) months from the effective date of termination of the Optionee’s status as a Service Provider.

        10.2 Date of Termination. For purposes of this Plan and any Option or Option Agreement, the date of termination (whether for Cause or otherwise) shall be the date on which the Optionee actually ceases to be a Service Provider.

        10.3 Leave of Absence. Unless the Board provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence.

        10.4 A Service Provider shall not cease to be considered as such in the case of any (a) leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company, any subsidiary, or any successor.

11.	ADJUSTMENTS.

        Upon the occurrence of any of the following described events, an Optionee’s rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:

        11.1 Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

      11.2 Merger, Acquisition, or Asset Sale.

      (a) In the event of (i) a merger or consolidation of the Company with or into another corporation resulting in such other corporation being the surviving entity or resulting in the Company being the surviving entity and any other person or entity owning fifty percent (50%) or more of the outstanding voting power of the Company’s securities, (ii) an acquisition of all or substantially all of the shares of the Company, or (iii) the sale of all or substantially all of the assets of the Company (each such event, a “Transaction”), the unexercised portion of each outstanding Option shall be assumed or an equivalent option or right substituted, by the successor corporation or a parent or subsidiary of the successor corporation.

      (b) For the purposes of this Section 11.2, the Option shall be considered assumed if, following a Transaction, the option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Transaction, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Ordinary Shares of the Company for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if the consideration received in the Transaction is not solely Ordinary Shares of the successor corporation or its parent, the Board may, with the consent of the successor corporation, provide for the per share consideration to be received upon the exercise of the Option to be solely Ordinary Shares of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Ordinary Shares in the Transaction, as determined by the Board.

12.	NON-TRANSFERABILITY OF OPTIONS AND SHARES.

        12.1 No Option may be transferred other than by will or by the laws of descent and distribution, and during the Optionee’s lifetime an Option may be exercised only by such Optionee.

        12.2 Shares for which full payment has not been made, shall not be assignable or transferable by the Optionee. For avoidance of doubt, the foregoing shall not be deemed to restrict the transfer of an Optionee’s rights in respect of Options or Shares purchasable pursuant to the exercise thereof upon the death of such Optionee to such Optionee’s estate or other successors by operation of law or will, whose rights therein shall be governed by Section 10.1(d) hereof, and as may otherwise be determined by the Board of Directors.

        12.3 As long as the Shares are held by the Trustee in favor of the Optionee, all rights the last possesses over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

13.	TERM AND AMENDMENT OF THE PLAN.

        13.1 The Plan shall expire on the date which is ten (10) years from the date of its adoption by the Board of Directors (except as to Options outstanding on that date).

        13.2 The Board of Directors may, at any time and from time to time, terminate or amend the Plan in any respect. In no event may any action of the Company alter or impair the rights of an Optionee, without such Optionee’s consent, under any Option previously granted to such Optionee.

14.	TERM OF OPTION.

        Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 10 hereof, if any Option, or any part thereof, has not been exercised and the Shares covered thereby prior to the expiration date of such Option or any portion thereof, as set forth in the Notice of Grant in the Optionee’s Option Agreement (or any other period set forth in the instrument granting such Option pursuant to Section 7), such Option, or such part thereof, and the right to acquire such Shares shall terminate, all interests and rights of the Optionee in and to the same shall expire, and, in the event that in connection therewith any Shares are held in trust as aforesaid, such trust shall expire and the Trustee shall thereafter hold such Shares in an unallocated pool until instructed by the Company that some or all of such Shares are again to be held in trust for one or more Optionees.

15.	CONTINUANCE OF EMPLOYMENT.

        Neither this Plan nor any offer of Shares or Options to an Optionee shall impose any obligation on the Company or a related company thereof, to continue the employment of any Optionee, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ of the Company or a related company thereof or restrict the right of the Company or a related company thereof to terminate such employment at any time.

16.	GOVERNING LAW.

        The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

17.	APPLICATION OF FUNDS.

        The proceeds received by the Company from the sale of Shares pursuant to Options granted under the Plan will be used for general corporate purposes of the Company or any related company thereof.

18.	TAXES.

        18.1 Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its affiliates, and the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates, and /or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee. The Company or any of its affiliates and the Trustee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Options granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an Optionee, and/or (ii) requiring an Optionee to pay to the Company or any of its affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares. In addition, the Optionee will be required to pay any amount which exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable Israeli tax regulations.

        18.2 The receipt of these Options and the acquisition of the shares to be issued upon the exercise of the Options may result in tax consequences. The description of tax consequences set forth in this Plan does not purport to be complete. THE OPTIONEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THE OPTIONS.

        18.3 With respect to Non-Trustee Grants, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 of the Ordinance and the Rules.

19.	DIVIDENDS.

        With respect to all Shares (in contrast to unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Trustee, if applicable, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends. During the period in which Shares are held by the Trustee on behalf of an Optionee, the cash dividends paid with respect thereto shall be paid to the Trustee on behalf of Optionee, who shall withhold any applicable tax due pursuant to the Ordinance and Rules and shall remit the remainder to the Optionee.

20.	LOCK-UP

        If so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the securities laws of any jurisdiction, the Optionee shall not sell or otherwise transfer any Shares or other securities of the Company during the180 day period (or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the “Market Standoff Period”) following the effective date of registration statement of the Company filed under such securities laws. The Company may impose stop transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

21.	CONDITIONS UPON ISSUANCE OF SHARES.

        21.1 Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

        21.2 Investment Representations. As a condition to the exercise of an Option, the Board may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, and make other representations as may be required under applicable securities laws if, in the opinion of counsel for the Company, such representations are required, all in form and content specified by the Board.

22.	MISCELLANEOUS.

        Whenever applicable in this Plan, the singular and the plural, and the masculine, feminine and neuter shall be freely interchangeable, as the context requires. The Section headings or titles shall not in any way control the construction of the language herein, such headings or titles having been inserted solely for the purpose of simplified reference. Words such as “herein”, “hereof”, “hereto”, “hereinafter”, “hereby”, and “hereinabove” when used in this Plan refer to this Plan as a whole, unless otherwise required by context.

YIGAL ARNON & CO.
ADVOCATES AND NOTARY

Exhibit 5.1

Tel Aviv	March 8, 2004
Ref.	YA Opinion

Direct Dial:	972-3-6087842
Direct Fax:	972-3-608-7713 or -7714
E-mail:	orly@arnon.co.il

Nexus Telocation Systems Ltd.
1 Korazin Street
Givatayim
Israel

Ladies and Gentlemen:

Re:      Registration Statement on Form S-8

Dear Sirs:

We have acted as counsel for Nexus Telocation Systems Ltd., a company organized under the laws of Israel (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933 for the purposes of registering 15,000,000 of its Ordinary Shares, par value New Israeli Shekel 0.03 per share (the “Option Shares”). The Option Shares may be issued pursuant to options that have been, or may hereafter be, granted pursuant to the Nexus Telocation Systems Ltd. Employee Share Option Plan 2003 (the “Plan”) identified in the Registration Statement.

On the basis of such investigation as we have deemed necessary, we are of the opinion that the Option Shares have been duly and validly authorized for issuance and, when issued upon due exercise of options granted or hereafter granted under the Plan in accordance with the provisions of the Plan and the related option agreements (including payment of the option exercise price provided for therein), will be fully paid and nonassessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours, Yigal Arnon & Co.

Exhibit 23.2

Consent of Independent Auditors

        We consent to the to the incorporation by reference in the Registration Statement (Form S-8) of Nexus Telocation Systems Ltd.(the “Company”) of our report dated April 30, 2003 with respect to the consolidated financial statements of the Company included in its Annual Report (Form 20-F), for the year ended December 31, 2002.

Kost Forer and Gabbay, Certified Public Accountants

Tel Aviv, Israel

Date: March 3, 2004